SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box: [ ]

[ ] Preliminary Proxy Statement      [ ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          The Chalone Wine Group, Ltd.
     ----------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

Payment of Filing Fee (Check the appropriate box):
   [X]  No fee required
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1) Title of each class of securities to which transaction applies:


        (2) Aggregate number of securities to which transaction applies:


        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


        (4) Proposed maximum aggregate value of the transaction:


        (5) Total fee paid:


   [ ]  Fee paid previously with preliminary materials:

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)      Amount previously paid:


           (2)      Form, Schedule or Registration Statement No.:


                                  SCHEDULE 14A


           (3)      Filing Party:


                          The CHALONE Wine Group, Ltd.


           (4)      Date Filed:


                                  July 2, 1998

                                   ----------
                                    CHALONE
                                   Wine Group
                                   ----------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                          THE CHALONE WINE GROUP, LTD.

                          To be held on August 20, 1998


TO ALL SHAREHOLDERS:

     It is with great pleasure that we invite you to the Annual Meeting of Shareholders of The CHALONE Wine Group, Ltd., which will be held at 10:00 a.m., Pacific time, on Thursday, August 20, 1998, at the Company's executive offices, 621 Airpark Road, Napa, California, for the following purposes:

     1. Election of directors for the ensuing year.

     2. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants for the fiscal year ending March 31, 1999.

     3. Consideration and action on any other matter properly brought before the meeting.

     Shareholders of record as of the close of business on June 15, 1998, the record date, are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof.

     You are requested to date, complete and sign the enclosed proxy, which is solicited by the Company's Board of Directors, and to return it promptly in the envelope provided. Even if you return this proxy, and you later decide to attend the Annual Meeting, you may vote your shares in person by completing a ballot or proxy at the meeting.


                                        By Order of the Board of Directors,

                                        /s/ W. Philip Woodward

                                        W. Philip Woodward
                                        Chairman of the Board

Napa, California
July 2, 1998

--------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

--------------------------------------------------------------------------------

                                   ----------
                                    CHALONE
                                   Wine Group
                                   ----------

Acacia  Winery Canoe  Ridge  Vineyard Carmenet  Vineyard Chalone  Vineyard  Edna
                      Valley Vineyard Ch-teau Duhart-Milon



                                PROXY STATEMENT
                  ------------------------------------------

                        ANNUAL MEETING OF SHAREHOLDERS
                                August 20, 1998

                  ------------------------------------------

                    INFORMATION CONCERNING THE SOLICITATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The CHALONE Wine Group, Ltd., a California corporation (the "Company"), for use at the 1998 Annual Meeting of Shareholders of the Company, to be held at 10:00 a.m., Pacific time, on Thursday, August 20, 1998, at the Company's executive offices, 621 Airpark Road, Napa, California and any adjournments thereof (the "Meeting").

     Only holders of the Company's common stock (the "Common Stock") of record as of the close of business on June 15, 1998, the record date fixed by the Board of Directors, will be entitled to notice of, and to vote at, the Meeting. As of the record date, 8,540,653 shares of Common Stock were issued and outstanding. Holders of Common Stock are entitled to cast one vote for each share held of record by them on each proposal submitted to a vote at the Meeting except that, for the election of directors, upon request made prior to the commencement of voting, each shareholder will be accorded cumulative voting rights, under which he or she will be entitled to as many votes as equals the number of shares held, multiplied by the number of directorship positions to be filled (10), all of which may be cast for a single candidate or distributed among any or all candidates in such proportions as each shareholder sees fit. Shareholders may vote in person or by proxy. Execution of a proxy will not in any way affect a shareholder's right to attend the Meeting and vote in person. Any shareholder giving a proxy has the right to revoke that proxy by (i) filing a later-dated proxy or a written notice of revocation with the Secretary of the Company at the address set forth above at any time before it is exercised, or (ii) voting in person at the Meeting.

     The Company's Secretary, Assistant Secretary and Chairman were appointed by the Board of Directors as the persons to receive and vote the proxies at the Meeting. All properly executed proxies returned in time to be counted at the Meeting will be voted as stated below under "Voting Procedures." Any shareholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by so marking the proxy in the space provided thereon. Where a choice has been specified on the proxy with respect to the foregoing matters, including the election of directors, the shares represented by the proxy will be voted in accordance with the choice specified. If no choice is specified, the proxy will be voted as follows:

     Proxy Item No. 1. FOR election of management's proposed slate of directors, as set forth herein.

     Proxy Item No. 2. FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent certified public accountant for the fiscal year ending March 31, 1999.

     The Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, including any proposal to adjourn the Meeting, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

     An Annual Report to Shareholders on Form 10-K, containing financial statements for the fiscal year ended March 31, 1998, was mailed previously to all shareholders entitled to vote. This Proxy Statement and the form of proxy were first mailed to shareholders on or about July 2, 1998.


                                VOTING PROCEDURES

     The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions, including broker non-votes, are counted as present for purposes of determining the presence or absence of a quorum for the Meeting.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Meeting as specified in such proxies. The ten director-nominees receiving the highest number of affirmative votes of the shares present or represented and voting on the election of directors at the Meeting will be elected as directors.

     For all other matters being submitted to shareholders at the Meeting, the affirmative vote of the majority of shares present, in person or represented by proxy, and voting on that matter is required for approval.



                              ELECTION OF DIRECTORS
                               (Proxy Item No. 1)

     At a regular meeting of the Board of Directors, the Board amended Article III, Section 3.2 of the Bylaws of this Corporation to reduce the size of the Board to ten (10) directors. Management is proposing re-election of all ten of the present directors. Three (3) nominees, Messrs. Istel, Rothschild and Salin, have been designated by Domaines Barons de Rothschild (Lafite) ("DBR"), and two
(2) nominees, Messrs. Hojel and Plant, have been designated by SFI Intermediate, Ltd. ("SFI"), pursuant to the terms of a voting agreement between the Company, DBR, SFI and W. Philip Woodward, as more fully described below under the caption "Voting Agreement."

     All of the nominees for election are currently members of the Company's Board of Directors. Thomas B. Selfridge, the Company's President, was appointed by the Board on May 14, 1998 in accordance with the Bylaws to fill the vacancy created by the death of Richard H. Graff in February, and will be standing for election for the first time. William L. Hamilton will not stand for re-election.

     At the Meeting, directors will be elected to serve until the 1999 Annual Meeting or until their successors have been duly elected and qualified. Each nominee has consented to be named in this proxy statement and has consented to serve as a director if so elected and qualified. The Company has no reason to believe that any of the nominees will not be available to serve; if, however, any nominee should for any reason become unable or unwilling to serve, the Board of Directors may vote to fix the number of directors at a lesser number, but not less than seven (7), or direct that the shares represented by proxies received by the Company be voted for the election of such person as the Board of Directors may recommend, in place of the unavailable nominee.


Director-Nominees

     W. Philip Woodward. Age 59. Mr. Woodward is a co-founder of the Company and has served as the Company's Chief Executive Officer since 1974. He has been a director of the Company since 1972, its chairman since August, 1997, and he is an ex officio member of the Board's Executive Committee. He joined the Company as Vice President and Chief Financial Officer in 1972 and in 1974 became its Chief

Executive Officer. He continued as Chief Financial Officer until 1983. Mr. Woodward is a director of DBR, the Northern Trust Bank of California, Hog Island Oyster Company, the Wine Institute and the American Vitners' Association. He also serves as President and a director of the Marin Theater Company. Mr. Woodward is a member of the compensation committees of the boards of Hog Island Oyster Company and The Marin Theater Company.

     Eric de Rothschild. Age 57. Baron Eric de Rothschild has been a director of the Company since 1989, and is a member of the Board's Executive Committee. Since 1982, he has been a Managing Partner of DBR. He also is chairman of Paris-Orleans, S.A., a publicly held French company which is one of DBR's major shareholders; chairman of Francarep, a subsidiary of Paris-Orleans, S.A.; and a Managing Partner of Ch-teau Lafite Rothschild, a shareholder of DBR. In addition, Baron de Rothschild is a partner of Rothschild & Cie. Banque, Paris, France; chairman of Rothschild Asset Management; and a director of N.M. Rothschild & Sons, London; J.I.B.; and Rothschild Continuation.

     Mark A. Hojel. Age 29. Mr. Hojel has been a director of the Company since 1995, and is a member of the Board's Audit Committee. Since 1996, Mr. Hojel has been President of Monte Xanic, a premium winery located in Mexico City, Mexico. Mr. Hojel holds a Master's Degree in Business Administration from the Anderson School at the University of California at Los Angeles and was employed as an Industrial Engineer from January of 1992 through August of 1994 at PGI International of Mexico City, Mexico.

     Yves-Andre Istel. Age 62. Mr. Istel has been a director of the Company since 1995 and is a member of the Board's Audit Committee. From 1993 to 1997, Mr. Istel has been Vice Chairman of Rothschild Inc. He also serves as Vice Chairman of Rothschild Europe, B.V., and Director of Rothschild et Cie. Banque, Paris, France.

     C. Richard Kramlich. Age 63. Mr. Kramlich has been a director of the Company since 1990, and is a member of the Board's Executive Committee. He was a director of Carmenet Vineyard, Inc. from its inception until its merger into the Company in 1984. Between 1984 and 1990, he served as an advisor to the Board. Since 1978, Mr. Kramlich has been General Partner of New Enterprise Associates, a San Francisco-based venture capital firm. He also is a director of Ascend Communications, Inc., Macromedia, Corp., Silicon Graphics, Inc., Syquest Technology, Inc. and Com 21. Previously, he has served as a director of Graphix Zone, Lumisys, Inc. and Neopath, Inc.

     William G. Myers. Age 71. Mr. Myers has been a director of the Company since 1996, and is a member of the Board's Executive and Audit Committees. Since 1962, Mr. Myers has been Chief Executive Officer of Ojai Ranch and Investment Company, Inc. Mr. Myers currently serves as a director of Security Capital Industrial Trust; Security Capital Pacific Trust; S.E.E. International; The
Library of Congress, James Madison Council; California Historical Society Foundation; The H.C. and R.C. Merritt Trust; Santa Barbara Botanical Garden; The Nature Conservancy; and St. Joseph's Health & Retirement Center Foundation. Mr. Myers has served as a director in the past for Idetek, Inc., Bank of A. Levy, Bradley Real Estate Investment Trust, Oregon Shakespeare Festival and Santa Barbara Museum of Art. Mr. Myers is a member of the compensation committees of the boards of Security Capital Industrial Trust and Security Capital Pacific Trust.

     James H. Niven. Age 55. Mr. Niven has been a director of the Company since 1993 and is a member of the Board's Audit Committee. Since 1989, Mr. Niven has been President of Paragon Vineyard Co., Inc., the Company's partner in the Edna Valley Vineyard Joint Venture (the "Edna Valley Joint Venture"). Mr. Niven also is a partner in Niven & Smith, a San Francisco law firm specializing in real estate matters.

     Phillip M. Plant. Age 52. Mr. Plant has been a director of the Company since 1996, and is a member of the Board's Executive Committee. Since 1985, Mr. Plant has been Senior Vice-President, Investment Counsel of Dain Rauscher Corp. (formerly Rauscher, Pierce, Refsnes, Inc.), a regional investment banking and brokerage firm. Mr. Plant also serves as an advisory director of the American National Bank, Corpus Christi, Texas, and as a director of Plymouth Mortgage Investments and Rauscher, Pierce & Clark, London, England.

     Christophe Salin. Age 43. Mr. Salin has been a director of the Company since 1991, and is chairman of the Board's Executive Committee. Since 1990, he has been President and a director of DBR, which he joined in 1985. He also is chairman of Domaines Barons de Rothschild (Lafite) Distribution and of Societ- de Gestion et d'Assistance Viticole. He serves as a director of Ch-teau Rieussec, Societ- Financiere Viticole, Domaines Barons de Rothschild Development, Vi-a Los Voscos, Quinta do Carmo, La Viticole de Participation and other affiliates of DBR.

     Thomas B. Selfridge. Age 54. Mr. Selfridge was appointed to the Company's Board of Directors in May 1998. He is an ex officio member of the Board's Executive Committee and serves as a director of Edna Valley Vineyard and Canoe Ridge Winery. He joined the Company as President on January 1, 1998. Before joining the Company, Mr. Selfridge was Executive Vice President of Kendall-Jackson Winery, Ltd. He joined Kendall-Jackson in 1990 as Vice-President of Production, and had wide ranging responsibilities over the areas of brand marketing, creative services, hospitality, public relations, winemaking, bottling, grower management, quality control and warehouse operations. In all, Mr. Selfridge has over 25 years experience in the wine industry, initially as the winemaker at Beaulieu Vineyard where he became president in 1983. He holds a Masters Degree in Enology and Viticulture from the University of California at Davis, a Masters Degree in Economics from San Francisco State University and he has done doctoral studies at the University of Pennsylvania's Wharton School of Business.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR MANAGEMENT'S NOMINEES.


Other Executive Officers

     The information required by this item is furnished in a separate item captioned "Executive officers of the registrant," and included in Part I of the Company's annual report filed on Form 10-K.


Committees

     Executive Committee. The Company has a five-person Executive Committee, with specific jurisdiction over employment and compensation matters concerning the Company's senior executive officers, compensation and benefits for other employees and such additional matters customarily handled by such committees. The Executive Committee's membership currently includes Messrs. Woodward, Rothschild, Salin, Plant and Myers. The Committee met six times during the year ended March 31, 1998.

     Audit Committee. The Audit Committee, comprised of Messrs. Hojel, Niven and Istel, concerns itself with the Company's internal accounting controls as well as meeting and conferring with the Company's certified public accountants and reviewing the results of their auditing engagement. The Audit Committee typically meets once annually in conjunction with the Company's annual audit, including in 1998, with all members in attendance.


Board Meetings and Compensation

     The Company's Board of Directors met four times during the year ended March 31, 1998. Each director attended at least 75% of the aggregate of those meetings and the meetings of those committees of which he was a member, with the exception of Messrs. Rothschild, Istel and Kramlich.

     Each director who is not an employee of the Company is compensated on the basis of $500 per year plus $100 for each Board of Directors meeting attended and receives reimbursement of extraordinary travel costs to attend meetings. No additional compensation is or has been paid for committee participation or special assignments.

     Non-employee directors also receive quarterly grants of options to purchase the Company's stock, pursuant to the Company's Non-Discretionary Stock Option Plan. During 1998, the nine non-employee directors received options covering a total of 27,240 shares. The exercise price in each instance was the market value of the stock on the date of grant. The weighted average per-share exercise price of all such options is $11.69.


Shareholding Information as to Directors, Director Nominees and Management

     The following table sets forth information as of June 15, 1998 respecting the beneficial ownership of the Company's no par value common stock, the Company's only class of voting securities, by (i) all persons known by the Company to own more than five percent of the Company's common stock, (ii) each director, director-nominee, and the executive officers named below under "Executive Compensation-- Summary Compensation Table," and
(iii) all directors and executive officers as a group.

     Except as may be noted in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

            Beneficial Owner(1)    Shares Beneficially Owned(2) Percent of Class
---------------------------------- ---------------------------- ----------------
Domaines Barons de Rothschild
 (Lafite)(3) .....................      4,530,301                    51.2%
 33 rue de la Baume
 75008 Paris, France

SFI Intermediate Ltd.(4) .........      1,858,583                    21.0%
 c/o HM International Inc. .......
 5810 East Skelly Drive,
 Suite 1000
 Tulsa, OK 74135-6403

W. Philip Woodward(5) ............        420,439                     4.8%

William G. Myers(6) ..............        390,265                     4.4%

Thomas B. Selfridge(7) ...........           --                        --

William L. Hamilton(8) ...........        135,697                     1.5%

C. Richard Kramlich(9) ...........         46,232                     0.5%

Lawrence M. Brooks(10) ...........         78,721                     0.9%

Robert B. Farver(11) .............         37,410                     0.4%

Christophe Salin(12) .............         15,716                     0.2%

Eric de Rothschild(13) ...........         13,676                      *

James H. Niven(14) ...............         12,966                      *

Mark A. Hojel(15) ................          7,676                      *

Phillip M. Plant(16) .............          7,006                      *

Yves-Andr-e Istel(17) ............          6,676                      *

All directors, director-nominees
  and executive officers
  as a group (13 persons)(18) ....      1,172,480                    13.3%

* Less than 1% ownership.
------------

1 Pursuant to Item 403(a) of Regulation S-K, addresses are provided only for beneficial owners of more than 5% of the Company's common stock.

2 Shares of common stock subject to stock options exercisable within 60 days from June 15, 1998 are deemed outstanding for computing the percentage of the class of securities owned by the person or group holding such securities.

3 Includes 416,667 shares issuable upon exercise of warrants and 624,476 shares issuable upon conversion of $5 million principal amount of the Company's 5% Convertible Subordinated Debentures due April 18, 1999.

4 Includes 416,667 shares issuable upon exercise of warrants and 56,770 shares issuable upon conversion of $5 million principal amount of the Company's 5% Convertible Subordinated Debentures due April 18, 1999, and 6,956 shares issuable upon exercise of stock options which are vested or will vest within the next 60 days. SFI Intermediate Ltd. is a Texas limited partnership of which GHA 1 Holdings, Inc. is the general partner. Phyllis S. Hojel, mother of Mark A. Hojel, is the sole stockholder and director of GHA 1 Holdings, Inc. Mrs. Hojel, GHA 1 Holdings, Inc. and SFI Intermediate Ltd. share voting power and the power to dispose or direct the disposition of such shares.

5 Includes 1,073 shares held by Mr. Woodward's wife as to all of which Mr. Woodward disclaims beneficial ownership. Includes 20,800 shares held by trusts of which Mr. Woodward is the beneficiary, and 132,000 shares issuable on exercise of options which are vested or will vest within the next 60 days.

6 Includes 56,770 shares issuable upon conversion of the Company's 5% Convertible Subordinated Debentures due April 18, 1999, and 5,429 shares issuable to Mr. Myers on exercise of options which are vested or will vest within the next 60 days.

7 Includes 200,000 shares issuable to Mr. Selfridge on exercise of options which are vested or will vest within the next 60 days.

8 Includes 109,500 shares issuable to Mr. Hamilton on exercise of options which are vested or will vest within the next 60 days.

9 Includes 22,076 shares issuable to Mr. Kramlich on exercise of options which are vested or will vest within the next 60 days.

10 Includes 65,888 shares issuable to Mr. Brooks on exercise of options which are vested or will vest within the next 60 days.

11 Includes 31,500 shares issuable to Mr. Farver on exercise of options which are vested or will vest within the next 60 days.

12 Consists of 41,556 shares issuable on exercise of options which are vested or will vest within the next 60 days. Excludes shares held and acquirable by DBR, of which Baron de Rothschild is Managing Partner and Mr. Salin is President, which holdings are set forth separately above, and as to which the two individuals named disclaim beneficial ownership.

13 Consists of 13,676 shares issuable on exercise of options which are vested or will vest within the next 60 days. Excludes shares held and acquirable by DBR, of which Baron Eric de Rothschild is Managing Partner, as set forth in the next Section, and as to which he disclaims beneficial ownership.

14 Consists of 11,196 shares issuable on exercise of options which are vested or will vest within the next 60 days. Excludes 10,000 shares held by Paragon Vineyard Co., Inc., of which Mr. Niven is President, as to which Mr. Niven disclaims beneficial ownership.

15 Includes 6,747 shares issuable to Mr. Hojel on exercise of options which are vested or will vest within the next 60 days. Excludes shares held and acquirable by SFI as set forth above, as to which Mr. Hojel disclaims beneficial ownership.

16 Includes 300 shares owned by Mr. Plant's family members as to which Mr. Plant disclaims beneficial ownership. Includes 5,977 shares issuable to Mr. Plant on the exercise of options which are vested or will vest within the next 60 days.

17 Includes 6,676 shares issuable to Mr. Istel on exercise of options which are vested or will vest within the next 60 days.

Voting Agreement

     In 1995, DBR, SFI and Mr. Woodward entered into a voting agreement which provides that they will vote their shares (and use their best efforts to have certain others vote their shares) for the other signatories' designees to the Company's Board of Directors, including the nomination of such designees for directorship positions. The agreement provides for a signatory's right to designate one or more nominees, according to the percentage of total shares outstanding then held by the particular signatory, as follows: 26% or greater, three designees; 12%-26%, two designees; and 5%-12%, one designee. The agreement has a five (5) year term and supersedes a prior 1993 voting agreement among the parties and certain other directors and officers of the Company.


                            EXECUTIVE COMPENSATION

     The following Table sets forth for the calendar years ending December 31, 1995 and 1996, and the fiscal year ending March 31, 1998, a summary of compensation awarded to, earned by or paid to the Company's Chief Executive
Officer and each of its four other most highly compensated executive officers who were serving as of March 31, 1998 (the "Named Executive Officers").


                          Summary Compensation Table

                                               Annual Compensation                   Long-Term Compensation
                                       ------------------------------------   -------------------------------------
                                                                    Other                     Securities
                                                                    Annual     Restricted     Underlying
                                                                   Compen-        Stock        Options/      LTIP
     Name And Principal        Year       Salary        Bonus       sation        Award          SARs       Payouts
          Position              ($)        ($)          ($)2         ($)3          ($)           (#)4         ($)
---------------------------   ------   -----------   ----------   ---------   ------------   -----------   --------
W. Philip Woodward            1998      $155,000      $48,825      $ 4,750        --               --         --
Chief Executive Officer       1996      $143,333      $25,000      $ 3,600        --            15,000        --
                              1995      $121,700      $18,000      $ 2,400        --            10,000        --

Thomas B. Selfridge1          1998      $ 48,750      $12,188          --         --           150,000        --
President

William L. Hamilton           1998      $117,250      $34,650          --         --               --         --
Executive Vice-President      1996      $106,833      $15,800          --         --            10,000        --
Chief Financial Officer       1995      $105,300      $10,300          --         --             2,500        --

Larry M. Brooks               1998      $120,407      $37,800      $ 4,750        --               --         --
Executive Vice-President,     1996      $100,250      $15,000      $ 4,552        --            10,000        --
Winegrowing                   1995      $ 88,333      $ 5,000      $ 4,620        --            10,000        --
Managing Director,
Acacia Winery

Robert B. Farver              1998      $100,417      $75,713      $ 4,750        --               --         --
Vice President, Sales         1996      $ 94,583      $65,776      $ 4,750        --            10,000        --
                              1995      $ 85,000      $36,056      $ 4,620        --               --         --

------------

1 Mr. Selfridge joined the Company on January 1, 1998 at a base salary of $195,000 per annum.

2 Annual bonuses were paid to eligible employees on February 28, 1997 for the calendar year ending December 31, 1996, and on May 30, 1998 for the fiscal year ending March 31, 1998. No bonuses actually were paid during fiscal 1998.

3 Company contributions under The CHALONE Wine Group, Ltd. Profit Sharing 401(k)
  Plan.

4 All of the options were incentive stock options, granted pursuant to the Company's 1987 and 1997 Stock Option Plans, when initially awarded.

Option Grants In Fiscal Year 1998

     The following table sets forth certain information regarding options granted during the fiscal year ended March 31, 1998 to the Company's Named
Executive Officers:

                                           Individual Grants Realizable                              Potential
                          --------------------------------------------------------------   -----------------------------
                                            Percentage Of                                        Value at Assumed
                            Number Of           Total                                          Annual Rates of Stock
                            Securities      Options/SARs                                      Price Appreciation For
                            Underlying       Granted to        Exercise                           Option Term(2)
                           Option/SARs        Employees           or         Expiration    -----------------------------
           Name             Granted(#)     In Fiscal Year     Base Price        Date             5%             10%
------------------------- -------------   ----------------   ------------   ------------   -------------   -------------
W. Philip Woodward ......         --               --              --              --              --              --
Thomas B. Selfridge .....    150,000(1)          91.5%         $ 11.75        01/02/08      $1,108,427      $2,808,971
William L. Hamilton .....         --               --              --              --              --              --
Larry M. Brooks .........         --               --              --              --              --              --
Robert B. Farver ........         --               --              --              --              --              --

------------
1 Options  are  incentive  stock options, granted pursuant to the Company's 1997
  Stock Option Plan. They become exercisable on January 2, 1999.

2 Potential realizable value is calculated based on an assumption that the price of the Company's Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant of the option until the end of the option term "10 years). The value is net of the exercise price but is not adjusted for the taxes that would be due upon exercise. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future stock prices. Actual gains, if any, will depend on the future performance of the Company, overall market conditions and the continued employment of the executive officer during the applicable vesting period.

Aggregate Option Exercises in Fiscal 1998 and Fiscal Year-End Value of Unexercised Options

     The following table sets forth information regarding each exercise of stock options during fiscal 1998 and the number and value of unexercised stock options held by each Named Executive Officer as of March 31, 1998. The Closing
Price of the Company's Common Stock at fiscal year end was $11.50 per share based on the Nasdaq closing price.

                                                                           Number of
                                                                          Securities           Value of Unexercised
                                                                    Underlying Unexercised         In-The-Money
                                                                         Options/SARs              Options/SARs
                                                                        at Fiscal Year-          at Fiscal Year-
                                                       Value                End (#)                  End ($)
                               Shares Acquired          Net              Exercisable/              Exercisable/
             Name              on Exercise (#)     Realized ($)          Unexercisable            Unexercisable
----------------------------- -----------------   --------------   ------------------------   ---------------------
W. Phillip Woodward .........       7,500             39,375              132,000/                $ 378,875/
                                                                              0                        0
William L. Hamilton .........       6,000             31,500              109,500/                $ 317,250/
                                                                              0                        0
Larry M. Brooks .............       2,500             13,125               65,888/                $ 185,214/
                                                                              0                        0
Robert B. Farver ............         --                 --                31,500/                $  60,500/
                                                                              0                        0

Profit Sharing 401(k) Plan

     The Company's Profit Sharing 401(k) Plan (the "401(k) Plan") is intended to be a qualified retirement plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Under this plan, participating employees (including the Named Executive Officers) may contribute up to 15% of their compensation, but not exceeding the maximum amount allowed under applicable tax laws ($9,500 and $10,000 in 1997 and 1998, respectively). All employees of the Company with one year of service, unless covered by a collective bargaining agreement, are eligible to participate in the 401(k) Plan. The company's contribution is fully vested in Common Stock. The Company's Edna Valley Vineyard joint venture has a similar plan.


Employee Stock Purchase Plan

     Under the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan"), pursuant to Section 423 of the Code, all Company Employees, with one year of service (including the Named Executive Officers) may contribute up to 10% of their compensation during each 27-month period of the Stock Purchase Plan. At the end of the period, the participant's contributions are used to purchase Common Stock at 85% of the market price of said shares on the commencement or ending date of the offering period, whichever is lower. On
January 20, 1998, the Board renewed the Stock Purchase Plan for the period February 1, 1998 through January 31, 2001.


Compensation Committee Report on Compensation of Executive Officers

     General. The Executive Committee of the Board of Directors (the "Committee") performs the functions of a compensation committee and administers the Company's executive compensation program. The Committee is composed entirely of directors who are not employees of the Company or a parent or subsidiary of the Company.

     The objective of the Company's executive compensation program is to develop and maintain executive reward programs which (i) contribute to the enhancement of shareholder value, (ii) are competitive with the pay practices of other industry-leading companies and (iii) attract, motivate and retain key executives who are critical to the long-term success of the Company. As discussed below, the Company's executive compensation program consists of both fixed (base salary) and variable (incentive) compensation elements. Variable compensation consists of annual cash incentives and stock option grants under the Company's 1987 and 1997 Stock Option Plans (the "Stock Option Plans"). These elements are designed to operate on an integrated basis and together comprise total compensation value.

     The Committee reviews executive compensation in light of the Company's performance during the year. In reviewing the Company's performance during the 1998 fiscal year, the Committee considered a variety of factors. Consolidated sales increased by 18% for the year to the highest dollar level achieved in the Company's history. After-tax profits were a record $3,410,000 for the year as compared to $2,520,000 for 1997, a net after-tax increase of 35%. In addition, the Company introduced the Echelon brand and acquired a new vineyard (together with a small winery) on Vintage Lane in Sonoma County. In March and April, it completed the issuance of 828,571 shares of Common Stock pursuant to the exercise of previously issued warrants by four of its shareholders whereby it acquired substantial new equity (as more fully described below under the caption "Certain Relationships and Related Transactions"). In reviewing Company performance, the Committee considered these factors as a whole without assigning specific weights to particular factors.

     Base Salary. Base salary levels for the Company's executives are determined by the Committee based on factors such as individual performance
(e.g., leadership, level of responsibility, management skills and industry activities), and Company performance (as discussed above). For 1998, base salaries for the Named Executive Officers, including that of the Chief Executive Officer, were established as above.

     Annual Cash Incentives. The annual cash incentive is designed to provide a short-term (one-year) incentive. The Company does not adhere to any firmly established formulas for the award of annual cash incentives. Rather, incentive awards are based on the achievement of corporate and individual performance for the year, including subjective factors. The Summary Compensation Table shows annual cash incentives paid to the Named Executive Officers, including the Chief Executive Officer for the calendar years ending December 31, 1996 and 1997 and fiscal year ending March 31, 1998.

     Stock Options. Stock options are designed to provide long-term incentives and rewards tied to the price of the Common Stock. Given the fluctuations of the stock market, stock price performance and financial performance are not always consistent. The Committee believes that stock options, which provide value to participants only when the Company's shareholders benefit from stock price appreciation, are an important component of the Company's executive compensation program. The number of options or shares of stock currently held by an executive is not a factor in determining individual grants, and the Committee has not established any target level of ownership of Common Stock by the Company's executives. However, retention of shares of Common Stock by executives is encouraged.

     The Company does not adhere to any firmly established formulas for the issuance of options. The Summary Compensation Table shows the options granted to the Named Executive Officers for the past three years, including the Chief Executive Officer. In determining the size of the grants to the Chief Executive Officer and the other Named Executive Officers, the Committee assessed relative levels of responsibility and the long-term incentive practices of other comparable companies.

     In accordance with the provisions of the Plans, the exercise price of all options granted was equal to the market value of the underlying common stock on the date of grant. Accordingly, the value of these grants to the officers is dependent solely upon the future growth and share value of the Common Stock.

     The foregoing report is given by the members of the Committee, namely:

                              C. Richard Kramlich
                               William G. Myers
                               Phillip M. Plant
                              Eric de Rothschild
                               Christophe Salin
                        Thomas B. Selfridge (ex officio)
                        W. Philip Woodward (ex officio)

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Compensation decisions are made by the Executive Committee of the Board of Directors, whose current members are: Messrs. Woodward, Plant, Rothschild,
Salin and Myers. Baron de Rothschild and Mr. Salin are, respectively, the Managing Partner and President of DBR. The Company and DBR engaged in certain related transactions which are described in more detail below under the caption "Certain Relationships and Related Transactions."


Performance Graph
     The line graph below compares the cumulative total return to holders of the Common Stock in the period from April 1, 1993 to March 31, 1998, with the cumulative total return in the same period on (i) the NASDAQ Stock Market Index (U.S.) and (ii) a peer group index comprised of the following companies whose returns have been weighted based on market capitalization as of the beginning of each period for which a return is indicated: Robert Mondavi Corp., Canandaigua Wine Inc., Adolph Coors Company, Anheuser-Busch Companies, Inc., Brown Forman Corporation, Genesee Corporation and R.H. Phillips, Inc. The graph assumes an investment of $100.00 on April 1, 1993 in the Company and in two comparison indices. "Total return," for purposes of the graph, assumes reinvestment of all dividends.


                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                      AMONG THE CHALONE WINE GROUP, LTD.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                                AND A PEER GROUP



[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]


                                            Cumulative Total Return
                               -------------------------------------------------
                                3/93     3/94    3/95    3/96    3/97    3/98

THE CHALONE WINE GROUP, LTD.   100.00    80.77  111.54  146.15  169.23  176.92
PEER GROUP                     100.00   103.72  119.12  142.70  176.09  208.43
NASDAQ STOCK MARKET (U.S.)     100.00   107.94  120.07  163.03  181.21  275.03

* $100 INVESTED ON 3/31/93 IN STOCK OR INDEX. INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING MARCH 31.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Edna Valley Joint Venture. Mr. Niven, a director of the Company, is the President and a substantial shareholder of Paragon Vineyard Co., Inc. ("Paragon"), the Company's partner in the Edna Valley Joint Venture. In December 1996, the Company and Paragon entered into an agreement (the "Joint Venture Amendment") which amended and restated the terms of the Edna Valley Joint Venture. Under the terms of the Joint Venture Amendment, the Company is obligated to make substantial payments in order to maintain its 50% ownership interest in the Edna Valley Joint Venture and to extend its term indefinitely. Specifically, the Company previously paid Paragon $1,070,000 (the "Deposit") as a deposit toward future payments due for the foregoing purposes, and the sums of $1,590,000 and $1,406,667 (consisting of $1,050,000 in cash, and $356,667 by application of one-third of the Deposit) in 1996 and in January 1998, respectively. Its future obligations in respect of the foregoing rights require future payments of 1,406,667 (consisting of $1,050,000 in cash and $356,667 by application of one-third of the Deposit) in 1999 and $1,206,666 (consisting of $850,000 in cash and $356,667 by application of the balance of the Deposit) in 2001. In the year 2001, the Company will also have an option to purchase 50% of the "Edna Valley" brand-name for $200,000. If the the Company fails to make the foregoing payments, it may be removed as the managing joint venture partner in the Edna Valley Joint Venture. The Edna Valley Joint Venture's lease for the property on which the winery is located was also amended in December 1996 to include additional land necessary for expansion of the winery facilities. In additon to the foregoing payments by the Company to Paragon in respect of the Joint Venture Amendment and ground lease, in fiscal 1998 the Edna Valley Joint Venture made distributions to Paragon of approximately $600,000.

     Under the terms of a grape purchase agreement, Paragon sells fixed quantities of Chardonnay grapes to the Edna Valley Joint Venture at prices calculated by reference to the average prices paid for Chardonnay grapes in Napa County during the preceding year with certain adjustments depending on the grapes' sugar content. Paragon also supplies grapes to Carmenet. During 1998, the value of the grapes sold by Paragon to the Edna Valley Joint Venture and Carmenet pursuant to the foregoing contracts was approximately $2,250,000 and $250,000, respectively.

     Domaines Barons de Rothschild and SFI Intermediate, Ltd. Certain directors-nominees have relationship with DBR and SFI. Baron Eric de Rothschild and Mr. Salin are, respectively, the Managing Partner and President of DBR, and Mr. Istel is a director of certain affiliates of DBR. Mr. Hojel's mother, Phyllis S. Hojel, is the President and sole director of SFI. Mr. Plant has served as a financial advisor to the Hojel family and is related to the Hojel family by marriage.

     Pursuant to DBR's investment in the Company, the Company receives an allocation of the wines of DBR, including the wines of Chateau Lafite-Rothschild and Duhart-Milon. In fiscal 1998, the Company paid approximately $1,865,000 to DBR, of which approximately $310,000 represents deposits made in prior years for wine to be delivered during fiscal 1998, and approximately $1,167,000 represents deposits for wine which will be delivered in future years (often referred to as wine "futures").

  Other

     In February 1997, the Company purchased from Richard H. Graff, then a director of the Company, and his affiliates approximately 160 aces of land and a single family home situated on property adjacent to Chalone Vineyard, with part of the purchase price of $1,192,503 being paid by a promissory note, bearing interest at 7.03%, in the original principal amount of $942,503 secured by the property. As of March 31, 1998, the balance of this note, owed by the Company to the estate of Richard H. Graff, was $934,000.

     Mr. Yves-Andre Istel is an executive officer of Rothschild Inc. to which the Company paid a retainer of $50,000 in November, 1997 for financial and investment banking consulting services in connection with a special project. The terms of the foregoing engagement were determined by a special committee of the Board consisting of Messrs. Kramlich, Plant and Woodward. Additional fees for such services and reimburesment for expenses incurred in connection with the engagement may be paid to Rothschild Inc. in the future.

     William L. Hamilton, Executive Vice President and Chief Financial Officer, owes to the Company a total of $65,000 pursuant to two notes in the principal amounts of $27,500 and $37,500, respectively. Each

note is secured by shares of the Company's common stock which are owned by Mr. Hamilton, bear interest at the rate of 1|M/2 point over the Company's cost of borrowing, and is for a two year term. Both loans were made to Mr. Hamilton in connection with the exercise of certain stock options.

     During March and April 1998, the Company issued 828,571 shares of its common stock upon the exercise by the principal holders of the all of the Company's outstanding $7.00 warrants issued on March 29, 1993. The principal warrantholders included Mr. Woodward and certain persons affiliated with him, DBR and SFI, among others. The Company received gross proceeds of $5,799,997 from the exercise of the foregoing warrants.

     In the judgment of the Company, all material transactions between the Company and its directors, officers and principal shareholders, and their affiliates, have been made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company's executive officers, directors and greater-than-ten-percent beneficial owners are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of those reports must also be furnished to the Company.

     Based on review of copies of filings received by it and upon written representations from certain reporting persons, the Company believes that during fiscal 1998 all of the Company's officers, directors and
greater-than-ten-percent   beneficial   owners   complied   with   all   filing
requirements applicable.


                 RATIFICATION OF APPOINTMENT OF THE COMPANY'S
                         CERTIFIED PUBLIC ACCOUNTANTS
                              (Proxy Item No. 2)

     The Board of Directors has reappointed Deloitte & Touche LLP as the Company's independent certified public accountants for the fiscal year ended March 31, 1999 subject to ratification by the shareholders at the Meeting. Deloitte & Touche and its constituent predecessor, Touche Ross & Co., have been the Company's certified public accountants since 1986. Representatives of Deloitte & Touche are expected to be in attendance at the Annual Meeting, with the opportunity to make a statement if they so desire and to be available to answer shareholders' questions.

     THE   BOARD   OF   DIRECTORS  RECOMMENDS  A  VOTE  "FOR"  RATIFICATION  AND
APPOINTMENT OF THE COMPANY'S CERTIFIED PUBLIC ACCOUNTS.


                                 OTHER MATTERS

     The Company does not know of any matter other than those discussed in the foregoing materials contemplated for action at the Meeting. Should any other matter be properly brought before the Meeting, it is the intention of the persons named in the proxies to vote in accordance with the recommendation of the Board of Directors. Discretionary authority for them to do so is contained in the proxy cards.


                             FINANCIAL STATEMENTS

     Shareholders should refer to the Consolidated Financial Statements and Supplemental Data, Management's Discussion and Analysis, and Selected Financial Data set forth in the Company's Annual Report on Form 10-K, which was previously filed with the Securities and Exchange Commission and furnished to shareholders.

                           SUBMISSION OF SHAREHOLDER
                       PROPOSALS FOR 1999 ANNUAL MEETING

     Any proposal which a shareholder wishes to have presented at the 1999 Annual Meeting and included in the Company's proxy statement for such meeting must be received by the Company, at its principal executive office, 621 Airpark Road, Napa, California 94558-6272, no later than May 31, 1999. Proposals should be addressed to the attention of the Corporate Secretary of the Company. In order to avoid controversy as to the date on which a proposal was received by the Company, it is suggested that any stockholder who wishes to submit a proposal submit such proposal by Certified Mail, Return Receipt Requested.

     The Bylaws of the Company provide that in order for a shareholder to bring business before or propose director nominations at an annual meeting of shareholders, the shareholder must provide advance notice of such proposal or nomination. Specifically, the shareholder must give written notice to the Corporate Secretary not less than sixty (60) days nor more than ninety (90) days prior to the date of the annual meeting. The notice must contain specified information about the proposed business or each nominee and about the shareholder making the proposal or nomination. In the event that less than seventy (70) days' prior notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder in order to be timely must be received no later than the close of business on the tenth day following the date on which such notice of the annual meeting date was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.



                                          By Order of the Board of Directors,


                                          /s/ W. Phillip Woodward


                                          W. Phillip Woodward
                                          Chairman of the Board

Napa, California

                                                                SKU # 1820-PS-98

                                                                      APPENDIX A

           VOTE VIA TELEPHONE OR THE INTERNET -- IT'S QUICK, EASY AND
                                   IMMEDIATE

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Please note all votes cast via the telephone or the Internet must be cast prior to 5 p.m., August 19, 1998. If you wish to change your address or notify the company that you plan to attend the meeting, please mark the boxes below and return your proxy by mail.

TELEPHONE VOTING:

o    There is NO CHARGE for this call.
o On a Touch Tone Telephone call TOLL FREE 1-888-807-7699 24 hours per day - 7 days a week.
o You will be asked to enter the Control Number which is located above your name and address below.
--------------------------------------------------------------------------------
 OPTION #1: If you choose to vote AS THE BOARD OF DIRECTORS RECOMMENDS, press 1
--------------------------------------------------------------------------------

              Your vote will be confirmed and cast as you directed.

                                   END OF CALL

--------------------------------------------------------------------------------
     OPTION # 2: If you choose to vote ON EACH PROPOSAL SEPARATELY, press 2
--------------------------------------------------------------------------------

                        You will hear these instructions:

Proposal 1:    To vote AS THE BOARD OF  DIRECTORS  RECOMMENDS,  press 1; to vote
               AGAINST, press 2; to ABSTAIN, press 3.

Proposal 2:    To vote AS THE BOARD OF  DIRECTORS  RECOMMENDS,  press 1; to vote
               AGAINST, press 2; to ABSTAIN, press 3.

              Your vote will be confirmed and cast as you directed.

                                  END OF CALL.

INTERNET VOTING:

o NOTE: As with all Internet access, there may be usage or server fees charged to the user.

Log  on  to  the   Company's   transfer   agent's   Internet   voting   site  at
http://www.equiserve.com/proxy/ and follow the instructions on your screen. These instructions are similar to those above for telephone voting.

--------------------------------------------------------------------------------
        If you vote via telephone or the Internet, it is not necessary to return your proxy by mail. THANK YOU FOR VOTING.
-------------------------------------------------------------------------------

                                   DETACH HERE


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

-------------------
     CHALONE                                                 THIS IS YOUR PROXY.
    Wine Group                                           YOUR VOTE IS IMPORTANT.
-------------------





Dear Shareholder:

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope or by voting via telephone or the Internet. Instructions are on the reverse side of this card.

Investor Relations Department




                                     PROXY

                          THE CHALONE WINE GROUP, LTD.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS for Annual Meeting of Shareholders, August 20, 1998.



     The undersigned, shareholders(s) of THE CHALONE WINE GROUP, LTD., do(es) hereby appoint the corporation's Secretary, Assistant Secretary and Chairman, and each of them, proxies, each with full power of substitution, for and in the name and stead of the undersigned at the Annual Meeting of Shareholders of THE CHALONE WINE GROUP, LTD., to be held on August 20, 1998, and at any and all postponements or adjournments thereof, to vote all shares of capital stock held by the undersigned, with all powers that the undersigned would possess if personally present, on each of the matters referred to herein.


/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF MANAGEMENT'S DIRECTOR-NOMINEES, FOR RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF.

                                                   FOR     WITHHELD   FOR ALL
                                                                      EXCEPT
1.  ELECTION OF DIRECTORS                          / /        / /       / /
     Nominees:
     W. Philip Woodward
     Eric de Rothschild
     Mark A. Hojel
     Yves-Andre Istel
     C. Richard Kramlich
     William G. Myers
     James H. Niven
     Phillip M. Plant
     Christophe Salin
     Thomas B. Selfridge
/  / ________________________________
/  / ________________________________
/  / ________________________________
/  / ________________________________
/  / ________________________________

If you wish to withhold authority to vote for any individual nominee(s), write such nominee(s) name on the lines above.

2.  Proposal to ratify the appointment of          / /        / /       / /
    Deloitte & Touche LLP as the Company's
    independent certified public accountants for the fiscal year ending March 31, 1999.

3.  In their discretion, upon such other
    matters as may  properly
    come  before  the  meeting
    and any postponement(s) or
    adjournment(s) thereof.

                               / / MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

(This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both shareholders should sign.)

Signature:_____________  Date: _______    Signature:_____________  Date: _______

                                       19